Exhibit 99.1

HRG Group, Inc. Stockholders Approve Proposed Merger With Spectrum Brands Holdings, Inc.

NEW YORK, July 13, 2018 – HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG) today announced that its stockholders approved its previously announced merger with Spectrum Brands Holdings, Inc. (NYSE: SPB) at a special meeting of HRG stockholders held earlier today. HRG stockholders approved all proposals put forward at the special meeting.

HRG expects the merger to close after the close of business today, July 13, 2018.

About the Company:

HRG Group, Inc. is a holding company that conducts its operations through Spectrum Brands Holdings Inc., a global branded consumer products company. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.

For further information contact:

HRG Group, Inc.

Investor Relations

Tel: 212.906.8555

Email: investorrelations@HRGgroup.com